Exhibit 99.1

October 12, 2004

Sally O. Thiel, Director	Jo Ann Lehtihet
Investor Relations	Media Relations
C-COR	C-COR
(814) 231-4402, email: sthiel@c-cor.net	(814) 231-4438, email: jlehtihet@c-cor.net

C-COR PROVIDES BUSINESS UPDATE

State College, PA (October 12, 2004) – C-COR Incorporated (Nasdaq: CCBL), a global provider of broadband communications transport products, software systems, and technical services, will be discussing business conditions for the first quarter of fiscal year 2005 at the Company’s Annual Shareholder Meeting today, October 12, 2004.

C-COR anticipates that net sales for the first quarter of fiscal year 2005, ended September 24, 2004, will be approximately $62 million. The change from C-COR’s previous guidance of net sales of between $64 and $67 million, provided in the Company’s news release of August 19, 2004, is due to delays in software sales during the first quarter of fiscal year 2005. C-COR anticipates that GAAP earnings, excluding an anticipated charge for in-process research and development (IPR&D), will be at the low end of the previous guidance of between $.02 and $.05 per diluted share. The projection of GAAP earnings includes $1 million related to amortization of intangible assets, or $.02 per diluted share, which is typically excluded from the First Call analysts’ projections. C-COR is breaking out these numbers to improve comparability of the projected GAAP results and the non-GAAP First Call numbers.

The Company’s earnings projection for the first quarter of fiscal year 2005 does not include an anticipated charge against earnings for IPR&D related to the Stargus and Optinel acquisitions, which closed in the first quarter of fiscal year 2005, because the Company cannot reliably estimate this charge at this time. The amount of the IPR&D charges, which is being determined by a third party appraisal, has not been finalized at this time, but is expected to be included in the Company’s first quarter results.

Detailed information on fiscal year 2005 first quarter results will be provided under a separate news release, to be dated October 21, 2004. The Company will also hold its quarterly conference call at 9:45 AM (ET) on that date. For information on accessing the call, refer to the Company’s news release, dated October 7, 2004, posted on its web site, www.c-cor.net.

About C-COR (www.c-cor.net)

C-COR is a top-tier global provider of optical packet and digital video transport communications products; end-to-end fiber-to-the-premise systems; comprehensive OSS solutions; and high-end technical outsourced field services—all supporting cost-effective delivery of voice, video, and high-speed data over advanced broadband networks. Headquartered in the U.S. with facilities worldwide, C-COR’s mission is to provide our customers with second-to-none network integrity throughout the full network life cycle. C-COR’s common stock is listed on the Nasdaq National Market (Symbol: CCBL) and is a component of the Russell 2000 Stock Index.

Some of the information presented in this announcement constitutes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent the Company’s judgment regarding future events, and are based on currently available information. Although the Company believes it has a reasonable basis for these forward-looking statements, the Company cannot guarantee their accuracy and actual results may differ materially from those the Company anticipated due to a number of known and unknown uncertainties. Factors which could cause actual results to differ from expectations include, among others, capital spending patterns of the communications industry, changes in regard to significant customers, the demand for network integrity, the trend toward more fiber in the network, the Company’s ability to develop new and enhanced products, the Company’s ability to provide complete network solutions, continued industry consolidation, the development of competing technology, the global demand for the Company’s products and services, and the Company’s ability to complete and integrate acquisitions and achieve its strategic objectives. For additional information concerning these and other important factors that may cause the Company’s actual results to differ materially from expectations and underlying assumptions, please refer to the reports filed by the Company with the Securities and Exchange Commission.